Exhibit 99.1

Tenneco Reports Third Quarter Financial Results

LAKE FOREST, Ill.--(BUSINESS WIRE)--November 4, 2008--Tenneco Inc. (NYSE: TEN):

  Results impacted by significant OE production volume declines
  Cash flow from operations improved $44 million year-over-year
  Company anticipates $64 million in annual savings from recently announced global restructuring initiative
  Loss includes $132 million non-cash charge primarily for valuation allowance on net operating loss deferred tax assets

Tenneco Inc. (NYSE: TEN) reported a third quarter net loss of $136 million, or $2.92 per basic share, down from net income of $21 million, or 45-cents per diluted share (47-cents per basic share) in third quarter 2007.

Adjusted for the items below, the company had net income of less than $1 million or 1-cent per share, versus net income of $19 million, or 39-cents per diluted share a year ago. The adjustments include non-cash income tax charges of $132 million in the quarter primarily related to a required write-down of a portion of the company’s deferred tax assets. (see explanation below). The tables in this press release reconcile GAAP results to non-GAAP results.

EBIT (earnings before interest, taxes and minority interest) was $28 million, compared with $57 million a year ago. Adjusted EBIT was $34 million, versus $65 million the prior year. EBITDA including minority interest (EBIT before depreciation and amortization) was $84 million, down year-over-year from $109 million. Adjusted EBITDA including minority interest was $90 million, compared to $117 million a year ago. The earnings decrease was due to significantly lower North America industry production volumes and the impact of a shift in vehicle mix, as well as volume declines with key China OE customers.

“The global economic crisis is having a severe impact on the automotive industry resulting in significant OE production volume declines, the negative impact of which was clearly seen in our results this quarter,” said Gregg Sherrill, chairman and CEO, Tenneco. “We are responding with aggressive cost reduction and cash generation efforts including implementing a restructuring program that will save $64 million annually by better aligning our operations with the realities of the market.”

Adjusted third quarter 2008 and 2007 results:

	Q3 2008				Q3 2007
	EBITDA	EBIT	Net Income	Per Share	EBITDA	EBIT	Net Income	Per Share
Earnings Measures	$ 84	$ 28	$ (136)	$ (2.92)	$ 109	$ 57	$ 21	$ 0.45

Adjustments (reflects non-GAAP measures):
Restructuring and restructuring related expenses	6	6	4	0.09	3	3	3	0.05
New Aftermarket customer changeover costs	-	-	-	-	5	5	3	0.06
Tax Adjustments	-	-	132	2.84	-	-	(8)	(0.17)

Non-GAAP earnings measures	$ 90	$ 34	$ -	$ 0.01	$ 117	$ 65	$ 19	$ 0.39

Third quarter 2008 adjustments:

  Restructuring and related expenses of $6 million pre-tax, or 9-cents per diluted share;
  Non-cash tax charges of $132 million, or $2.84 per diluted share primarily for:
--

Recording a valuation allowance against the company's deferred tax assets. In evaluating the future utilization of the company's net operating losses (NOL), accounting standards require the company to project that the current negative operating environment will continue through the expiration of the net operating loss carry forwards, beginning in 2020 through 2027. This accounting charge has no effect on the continued availability of the NOLs to offset taxable income that may be earned by the company in the future.

--	Repatriating $40 million in cash from Brazil as a result of the company's strong performance in South America over the past several years.

Third quarter 2007 adjustments:

  Restructuring and restructuring related expenses of $3 million pre-tax, or 5-cents per diluted share;
  Aftermarket customer changeover costs of $5 million pre-tax, or 6-cents per diluted share (customer changeover costs are expenses incurred to replace competitors’ products with Tenneco products);
  Tax benefits of $8 million, or 17-cents per diluted share, related to a reduction in income tax rates in Germany and adjustments for prior year income tax returns.

Third quarter revenue was $1.497 billion, down from $1.556 billion in third quarter 2007. Revenue in the quarter included $368 million in substrate sales. Excluding substrate sales and favorable currency, revenue was $1.104 billion, versus $1.126 billion a year ago. The decline was driven by the impact of lower OE production volumes, most significantly in North America, compounded by the vehicle mix shift away from SUVs and light trucks in North America, as well as volume declines with key China customers.

Gross margin in the quarter was 13.3%, down from 15.6% a year ago. The decrease was due to lower industry OE production volumes and the impact of a shift in vehicle mix as well as negative currency effects. The company’s gross margin in third quarter 2008 was also negatively impacted by the timing of steel cost recovery from a major OE customer. Gross margin in both third quarter 2008 and 2007 included $3 million in restructuring related expenses.

Steel costs in the quarter were $11 million higher year-over-year, driven by base price increases and surcharges for chrome purchases in North America. The company is addressing these increases with cost reductions, aftermarket price increases and OE customer recovery efforts.

SGA&E (sales, general, administrative and engineering) expense improved to 7.7% of sales from 8.4% in third quarter 2007, due to lower administrative costs and intense efforts to cut discretionary spending. Engineering expense in the quarter remained relatively even year-over-year as the company focused its spending and continued to make strategic investments in preparation for new platform launches and in the technology necessary for capturing future growth opportunities.

Cash generated by operating activities in the quarter was $40 million, a $44 million improvement over a year ago. The cash performance was primarily driven by working capital improvements, particularly in inventory, which included a significant decrease in cash used for inventories of catalytic converters sourced from South Africa for operations in North America.

The company’s tightest senior credit facility debt-compliance ratio is its leverage ratio. At September 30, 2008, the company’s leverage ratio was 3.27, below the maximum level of 4.0. The interest coverage ratio was 4.08, above the minimum of 2.10. The company has a cushion of $79 million against its tightest covenant for LTM (last twelve month) EBITDA and $318 million for debt.

At quarter-end, total debt was $1.524 billion, compared with $1.536 billion the prior year. Cash balances were $127 million versus $203 million a year ago and debt net of cash balances was $1.397 billion, compared with $1.333 billion at the end of third quarter 2007. The company completed the quarter with $328 million of unused borrowing capacity under its $680 million in revolving credit facilities. At the end of the quarter, the ratio of debt net of cash balances to adjusted LTM EBITDA including minority interest was 3.1x, compared with 2.9x at the end of third quarter 2007.

In September, the company added a new $70 million receivable securitization facility in Europe, which increased its global factoring capacity to $310 million. The terms of the company’s debt agreements limit the amount of receivables it can sell to $250 million. However, this new facility increases and diversifies the company’s funding sources and further strengthens its financial flexibility.

NORTH AMERICA

  OE revenue was $520 million, down from $602 million a year ago. Third quarter 2008 revenues included $40 million from the recently acquired Kettering, Ohio ride control operations. Excluding substrate sales, revenue was down 7% year-over-year to $332 million from $357 million. The decrease was due to a 16% year-over-year decline in industry production volumes, including the temporary production shut-down on the Toyota Tundra and Sequoia as well as volume drops on the Ford Super-Duty and F150, GMT900 and the Dodge Ram platforms. These were partially offset by the new Kettering operations passenger car revenue and volume increases on GM crossover vehicles.

  Aftermarket revenue increased to $142 million from $132 million the previous year, driven by higher ride control and exhaust sales volumes and price increases to help offset higher material costs.
  EBIT for North America operations was a loss of $2 million, compared with earnings of $24 million in third quarter 2007. Adjusted for the items below, EBIT was $3 million, compared with $29 million a year ago.
  Third quarter 2008 EBIT included $5 million in restructuring costs and third quarter 2007 EBIT included $5 million in aftermarket customer changeover costs.
  The company was able to offset nearly half of the negative EBIT impact from market and economic conditions in the quarter with new business and substantial cost reductions. The market and economic impacts and operating offsets included:
--	Lower OE production volumes and mix, accounting for $28 million of the EBIT decline;

--	Manufacturing fixed cost absorption, particularly at plants supplying SUVs and light trucks, reducing EBIT by $14 million;

--	Unfavorable currency exchange rates of $6 million, related to the Mexican Peso and Canadian dollar;

--	Higher depreciation expense of $1 million;

--	Negative impact from timing of steel cost recovery from a major OE customer;

--	New OE business and higher aftermarket sales, generating $15 million in EBIT;

--	Significant reductions in SGA&E spending.

EUROPE, SOUTH AMERICA AND INDIA

  Europe OE revenue was $481 million, versus $478 million a year ago. Excluding substrate sales and favorable currency, revenue was $339 million, versus $344 million the prior year. The decrease was driven by lower volumes on emission control platforms like the Opel Astra and Vectra and the BMW 3 Series, which more than offset higher year-over-year ride control revenues from new business including the CES technology on the VW Passat and Mercedes C-class.
  Europe aftermarket revenue increased to $111 million from $108 million in third quarter 2007. Excluding the impact of favorable currency, revenue was $107 million. Higher ride control sales mostly offset a decrease in exhaust sales.
  South America and India revenue was $115 million, up from $86 million a year ago. Excluding substrate sales and favorable currency, revenue was $88 million, compared with $76 million in third quarter 2007. Higher OE volumes in South America drove the increase.
  EBIT for Europe, South America and India was $24 million, up from $22 million a year ago. Adjusted for the items below, EBIT was $25 million, flat year-over-year. Lower OE production volumes in the emission control business were offset by higher OE ride control volumes and cost reductions.

  Third quarter 2008 EBIT included $1 million in restructuring and third quarter 2007 EBIT included $3 million in restructuring. Currency had a $1 million negative impact on third quarter 2008 EBIT.

ASIA PACIFIC

  Asia revenue was $77 million, versus $99 million a year ago. The decrease was driven by lower China production volumes and extended plant shut downs with key customers including GM, VW, Ford and Brilliance. Excluding substrate sales and favorable currency, revenue was $49 million, versus $66 million.
  Australia revenue was $51 million, flat year-over-year. Excluding substrate sales and favorable currency, revenue was $46 million, up from $43 million.
  Asia Pacific EBIT was $6 million, versus $11 million a year ago. The decrease was driven by OE production volume declines with key customers in China and related manufacturing costs, partially offset by cost reductions and manufacturing efficiency improvements in Australia.

OUTLOOK

Tenneco anticipates continued volatility across the global industry driven by the ongoing economic crisis with continued production volume declines in North America and with key customers in China. The company also expects significant volume weakness in Europe in the fourth quarter as the company’s OE customers continue to adjust schedules to weak vehicle sales.

In response, Tenneco announced actions last week, which are expected to generate $64 million in annual savings. These cost reduction and cash generation plans include:

  Eliminating approximately 1,100 jobs worldwide;
  Closing an engineering center and four manufacturing facilities and significantly restructuring another manufacturing plant;
  Implementing targeted reductions in capital spending;
  Significantly reducing and re-prioritizing information technology (IT) spending;
  Cutting aftermarket marketing and sales expenses;
  Implementing other SG&A cost reductions.

Tenneco estimates it will record up to $60 million in charges – approximately $44 million in cash – related to the restructuring initiatives announced last week, $25 million of which it expects to record in the fourth quarter and the remainder through 2009. The company anticipates completing this restructuring by the end of 2009.

“We are acting decisively to address the global economic crisis, which is reshaping the automotive industry. The actions we are implementing will help size our cost structure to the changing market,” said Sherrill. “We are determined to manage through this challenging environment and will take additional actions as necessary to deliver on commitments to our shareholders, customers, and employees, as well as position Tenneco to benefit when the industry ultimately recovers.”

GROWTH

Tenneco’s long-term growth prospects, primarily regulatory driven, remain strong. Tighter emissions standards are being implemented worldwide, requiring new emission control technologies and higher content on vehicles. The company continues to invest in technologies to capture this growth including significant new business in the commercial vehicle market. Tenneco is also well-positioned globally and is capturing new business in the rapidly growing BRIC markets of Brazil, Russia, India and China and with fast-growing OEMs.

“Tenneco’s growth and increased content opportunities are still on course, driven by the timing of new emissions regulations, demand for new technologies to meet those standards and our further penetration of the on-road and off-road commercial vehicle segments, all of which has not changed,” said Sherrill.

In January, Tenneco announced that it expected to achieve a compounded annual OE revenue growth rate of 11% to 13% between 2007 and 2012. It based this projection primarily on the following factors:

  Third-party projections for light vehicle and commercial vehicle build rates in 2012;
  Tenneco’s future market share based on business already won and new business it expected to capture;
  Current mandated timeline for worldwide emissions regulations;
  Increased content, especially for new emission control business, based on new technologies needed to meet future emissions regulations.

Tenneco has stated that most of the growth would occur in the later years (2010-2012), and with about half occurring in the commercial vehicle segment.

“We certainly see lower than planned revenues in 2008 and 2009, and uncertainty remains as to the timing of an industry recovery. However, the most recent third-party projections for 2012 light vehicle and commercial vehicle build rates globally are about the same as we used to make our five-year projection back in January,” Sherrill said. “Based on all of this, we believe our 11% to 13% five-year compounded annual OE revenue growth rate is still achievable.”

Attachment 1:
Statements of Income - 3 Months
Statements of Income - 9 Months
Balance Sheets
Statements of Cash Flow - 3 Months
Statements of Cash Flow - 9 Months

Attachment 2:
Reconciliation of GAAP Net Income to EBITDA including minority interest - 3 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 3 Months
Reconciliation of GAAP Net Income to EBITDA including minority interest - 9 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 9 Months
Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures - 3 Months
Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures - 9 Months
Reconciliation of Non-GAAP Measures - Ratio of Debt Net of Cash to Adjusted EBITDA including minority interest - LTM

CONFERENCE CALL

The company will host a conference call on Tuesday, November 4, 2008 at 10:00 a.m. EST. The dial-in number is 888-790-1408 (domestic) or 773-756-0157 (international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on November 4, 2008. To access this recording, dial 800-925-0608 (domestic) or 402-220-3037 (international). The purpose of the call is to discuss the company’s operations for the quarter, as well as other matters that may impact the company’s outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.

This press release contains forward-looking statements. Words such as “hopes,” “may,” “expects,” “anticipate,” “will,” and “outlook” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products;

(ii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iii) increases in the costs of raw materials, including the company’s ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(iv) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(v) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vi) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(vii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(viii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt;

(ix) the cost and outcome of existing and any future legal proceedings, and the impact of changes in and compliance with laws and regulations, including environmental laws and regulations and the adoption of the current mandated timelines for worldwide emissions regulations;

(x) workforce factors such as strikes or labor interruptions;

(xi) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiii) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xiv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2007. Please see “Outlook” under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the company’s form 10-K for the year ended December 31, 2007 for information regarding the company’s revenue projection. Further information can be found on the company's web site at www.tenneco.com.

ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF INCOME
Unaudited
THREE MONTHS ENDED SEPTEMBER 30,
(Millions except per share amounts)

	2008		2007
Net sales and operating revenues	$ 1,497		$ 1,556

Costs and Expenses
Cost of Sales (exclusive of depreciation shown below)	1,298	(a)	1,313	(c)
Engineering, Research and Development	29		30
Selling, General and Administrative	87	(a)	101	(d)
Depreciation and Amortization of Other Intangibles	56		52
Total Costs and Expenses	1,470		1,496

Loss on sale of receivables	(3)		(3)
Other Income (Expense)	4		-
Total Other Income (Expense)	1		(3)

Income (Loss) before Interest Expense,
Income Taxes, and Minority Interest
North America	(2)	(a)	24	(d)
Europe, South America & India	24	(a)	22	(c)
Asia Pacific	6		11
	28		57
Less:
Interest expense (net of interest capitalized)	30		32
Income tax expense	131	(b)	-	(e)
Minority interest	3		4
Net Income (Loss)	(136)		21

Average common shares outstanding:
Basic	46.4		46.0
Diluted	47.3		47.9

Earnings (Loss) per share of common stock:
Basic	$ (2.92)		$ 0.47

Diluted	$ (2.92)		$ 0.45
(a) Includes restructuring and restructuring related charges of $6 million pre-tax, $4 million after tax or $0.09 per diluted share. Of the adjustment $3 million is recorded in cost of sales and $3 million is recorded in SG&A. Geographically, $5 million is recorded in North America and $1 million in Europe, South America and India

(b) Includes tax charges of $132 million or $2.84 per diluted share, primarily related to recording a valuation allowance against the company's deferred tax assets and the repatriating of cash from Brazil.

(c) Includes restructuring and restructuring related charges of $3 million before and after tax or $0.05 per diluted share, all of which is recorded in cost of sales in Europe, South America and India.
(d) Includes customer changeover costs of $5 million pre-tax, $3 million after-tax or $0.06 per diluted share.
(e) Includes an $8 million or $0.17 per share tax benefit, primarily related to tax rate changes in Germany and adjustments for prior year tax returns.

ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF INCOME
Unaudited
NINE MONTHS ENDED SEPTEMBER 30,
(Millions except per share amounts)

	2008		2007
Net sales and operating revenues	$ 4,708		$ 4,619

Costs and Expenses
Cost of Sales (exclusive of depreciation shown below)	4,007	(a)	3,869	(d)
Engineering, Research and Development	99		86
Selling, General and Administrative	294	(a) (b)	300	(d) (e)
Depreciation and Amortization of Other Intangibles	168		150
Total Costs and Expenses	4,568		4,405

Loss on sale of receivables	(7)		(8)
Other Income (Expense)	9		3
Total Other Income (Expense)	2		(5)

Income before Interest Expense,
Income Taxes, and Minority Interest
North America	24	(a) (b)	104	(d) (e)
Europe, South America & India	97	(a)	80	(d)
Asia Pacific	21	(a)	25
	142		209
Less:
Interest expense (net of interest capitalized)	88		112	(f)
Income tax expense	163	(c)	22	(g)
Minority interest	8		8
Net Income (Loss)	(117)		67

Average common shares outstanding:
Basic	46.4		45.7
Diluted	47.5		47.5

Earnings (Loss) per share of common stock:
Basic	$ (2.53)		$ 1.48

Diluted	$ (2.53)		$ 1.42
(a) Includes restructuring and restructuring related charges of $16 million pre-tax, $11 million after tax or $0.23 per diluted share. Of the adjustment $9 million is recorded in cost of sales and $7 million is recorded in SG&A. Geographically, $7 million is recorded in North America, $7 million in Europe, South America and India and $2 million in Asia Pacific
(b) Includes customer changeover costs of $7 million pre-tax, $4 million after-tax or $0.09 per diluted share.

(c) Includes tax charges of $146 million or $3.13 per diluted share, primarily related to recording a valuation allowance against the company's deferred tax assets and the repatriating of cash from Brazil.

(d) Includes restructuring and restructuring related charges of $7 million pre-tax, $5 million after tax or $0.11 per diluted share, of which $6 million is recorded in cost of sales and $1 million is recorded in SG&A. Geographically, $1 million is recorded in North America and $6 million in Europe, South America and India.
(e) Includes customer changeover costs of $5 million pre-tax, $3 million after-tax or $0.06 per diluted share.
(f) Includes a pre-tax expense of $5 million, $4 million after-tax or $0.07 per diluted share related to the write off of debt issuance costs from the debt refinancing in March 2007.
(g) Includes an $8 million or $0.18 per share tax benefit, primarily related to tax rate changes in Germany and adjustments for prior year tax returns.

ATTACHMENT 1
TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEETS
(Unaudited)
(Millions)

		September 30, 2008		December 31, 2007

Assets

	Cash and Cash Equivalents	$ 127		$ 188

	Receivables, Net	846	(a)	757	(a)

	Inventories	599		539

	Other Current Assets	193		157

	Investments and Other Assets	613		764

	Plant, Property, and Equipment, Net	1,184		1,185

	Total Assets	$ 3,562		$ 3,590

Liabilities and Shareholders' Equity

	Short-Term Debt	$ 54		$ 46

	Accounts Payable	1,012		987

	Accrued Taxes	38		41

	Accrued Interest	30		22

	Other Current Liabilities	259		262

	Long-Term Debt	1,470	(b)	1,328	(b)

	Deferred Income Taxes	55		114

	Deferred Credits and Other Liabilities	387		359

	Minority Interest	35		31

	Total Shareholders' Equity	222		400

	Total Liabilities and Shareholders' Equity	$ 3,562		$ 3,590

		September 30, 2008		December 31, 2007
(a)	Accounts Receivables net of:
	Accounts receivables securitization programs	$ 226		$ 157

		September 30, 2008		December 31, 2007
(b)	Long term debt composed of:
	Borrowings against revolving credit facilities	$ 307		$ 169
	Term loan A (Due 2012)	150		150
	10.25% senior notes (Due 2013)	250		251
	8.625% subordinated notes (Due 2014)	500		500
	8.125% senior notes (Due 2015)	250		250
	Other long term debt	13		8

		$ 1,470		$ 1,328

ATTACHMENT 1
Tenneco Inc. and Consolidated Subsidiaries
Statements of Cash Flows
(Unaudited)
(Millions)

	Three Months Ended
	September 30,
	2008	2007

Operating activities:
Net income (loss)	$ (136)	$ 21
Adjustments to reconcile net income (loss)
to net cash provided (used) by operating activities -
Depreciation and amortization of other intangibles	56	52
Stock-based compensation	2	3
Deferred income taxes	102	(10)
Loss on sale of assets	2	3
Changes in components of working capital (net of acquisition)-
(Inc.)/dec. in receivables	34	30
(Inc.)/dec. in inventories	(4)	(42)
(Inc.)/dec. in prepayments and other current assets	(3)	(11)
Inc./(dec.) in payables	(9)	(47)
Inc./(dec.) in taxes accrued	(17)	(6)
Inc./(dec.) in interest accrued	9	(1)
Inc./(dec.) in other current liabilities	(12)	5
Changes in long-term assets	-	3
Changes in long-term liabilities	19	(5)
Other	(3)	1
Net cash provided (used) by operating activities	40	(4)

Investing activities:
Proceeds from sale of assets	-	1
Cash payments for plant, property & equipment	(65)	(41)
Cash payments for software-related intangibles	(1)	(3)
Cash payment for net assets purchased	-	(16)
Acquisition of business, net of cash acquired	3	-
Investments and other	-	(2)
Net cash used by investing activities	(63)	(61)

Financing activities:
Issuance of common shares	-	2
Retirement of long-term debt	(1)	(2)
Net inc./(dec.) in bank overdrafts	(18)	(5)
Net inc./(dec.) in revolver borrowings and short-term debt excluding current maturities on long-term debt	27	87
Distribution to minority interest partners	-	(2)
Other	-	2
Net cash provided by financing activities	8	82

Effect of foreign exchange rate changes on cash and cash equivalents	(22)	18

Increase (Decrease) in cash and cash equivalents	(37)	35
Cash and cash equivalents, July 1	164	168
Cash and cash equivalents, September 30	$ 127	$ 203

Cash paid during the period for interest	$ 22	$ 34
Cash paid during the period for income taxes	26	17

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property, and equipment	$ 24	$ 24
Assumption of debt from business acquisition	10	-

ATTACHMENT 1
Tenneco Inc. and Consolidated Subsidiaries
Statements of Cash Flows
(Unaudited)
(Millions)

	Nine Months Ended
	September 30,
	2008	2007

Operating activities:
Net income (loss)	$ (117)	$ 67
Adjustments to reconcile net income (loss)
to net cash provided (used) by operating activities -
Depreciation and amortization of other intangibles	168	150
Stock-based compensation	7	7
Deferred income taxes	84	(23)
Loss on sale of assets	7	8
Changes in components of working capital (net of acquisition)-
(Inc.)/dec. in receivables	(114)	(282)
(Inc.)/dec. in inventories	(51)	(113)
(Inc.)/dec. in prepayments and other current assets	(42)	(35)
Inc./(dec.) in payables	41	171
Inc./(dec.) in taxes accrued	8	(10)
Inc./(dec.) in interest accrued	8	(4)
Inc./(dec.) in other current liabilities	4	25
Changes in long-term assets	4	10
Changes in long-term liabilities	25	(14)
Other	2	2
Net cash provided (used) by operating activities	34	(41)

Investing activities:
Proceeds from sale of assets	2	2
Cash payments for plant, property & equipment	(192)	(116)
Cash payments for software-related intangibles	(9)	(14)
Cash payment for net assets purchased	-	(16)
Acquisition of business	(16)	-
Investments and other	-	-
Net cash used by investing activities	(215)	(144)

Financing activities:
Issuance of common shares	1	6
Issuance of long-term debt	-	150
Debt issuance costs on long-term debt	-	(6)
Retirement of long-term debt	(4)	(361)
Net inc./(dec.) in bank overdrafts	(18)	6
Net inc./(dec.) in revolver borrowings and short-term debt excluding current maturities on long-term debt	148	360
Distribution to minority interest partners	(4)	(3)
Other	-	2
Net cash provided by financing activities	123	154

Effect of foreign exchange rate changes on cash and cash equivalents	(3)	32

Increase (Decrease) in cash and cash equivalents	(61)	1
Cash and cash equivalents, January 1	188	202
Cash and cash equivalents, September 30	$ 127	$ 203

Cash paid during the period for interest	$ 83	$ 111
Cash paid during the period for income taxes	50	45

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property, and equipment	$ 24	$ 24
Assumption of debt from business acquisition	10	-

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA INCLUDING MINORITY INTEREST (2)
Unaudited

	Q3 2008
	North	Europe	Asia
	America	& SA	Pacific	Total
Net loss				$ (136)

Minority interest				3

Income tax expense				131

Interest expense (net of interest capitalized)				30

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)	$ (2)	$ 24	$ 6	28

Depreciation and amortization of other intangibles	26	25	5	56

Total EBITDA including minority interest(2)	$ 24	$ 49	$ 11	$ 84

	Q3 2007
	North	Europe	Asia
	America	& SA	Pacific	Total
Net income				$ 21

Minority interest				4

Income tax expense				-

Interest expense (net of interest capitalized)				32

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)	$ 24	$ 22	$ 11	57

Depreciation and amortization of other intangibles	27	22	3	52

Total EBITDA including minority interest(2)	$ 51	$ 44	$ 14	$ 109
(1) Generally Accepted Accounting Principles

(2) EBITDA including minority interest represents income before interest expense, income taxes, minority interest and depreciation and amortization.  EBITDA including minority interest is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including minority interest calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including minority interest should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including minority interest because it regularly reviews EBITDA including minority interest as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including minority interest for similar purposes.  Tenneco also believes EBITDA including minority interest assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors.  However, the EBITDA including minority  interest measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
Unaudited

	Q3 2008				Q3 2007
	EBITDA (3)	EBIT	Net Income (Loss)	Per Share	EBITDA (3)	EBIT	Net Income	Per Share
Earnings Measures	$ 84	$ 28	$ (136)	$ (2.92)	$ 109	$ 57	$ 21	$ 0.45

Adjustments (reflect non-GAAP measures):
Restructuring and restructuring related expenses	6	6	4	0.09	3	3	3	0.05
New aftermarket customer changeover costs (4)	-	-	-	-	5	5	3	0.06
Net tax adjustments	-	-	132	2.84	-	-	(8)	(0.17)

Non-GAAP earnings measures	$ 90	$ 34	$ -	$ 0.01	$ 117	$ 65	$ 19	$ 0.39

					Q3 2008
					North	Europe	Asia
					America	& SA	Pacific	Total
EBIT					$ (2)	$ 24	$ 6	$ 28
Restructuring and restructuring related expenses					5	1	-	6

Adjusted EBIT					$ 3	$ 25	$ 6	$ 34

					Q3 2007
					North	Europe	Asia
					America	& SA	Pacific	Total
EBIT					$ 24	22	$ 11	$ 57
Restructuring and restructuring related expenses					-	3	-	3
New aftermarket customer changeover costs (4)					5	-	-	5

Adjusted EBIT					$ 29	$ 25	$ 11	$ 65
(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the third quarters of 2008 and 2007 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company.  Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.  Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business.  The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA including minority interest represents income before interest expense, income taxes, minority interest and depreciation and amortization.  EBITDA including minority interest is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including minority interest calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including minority interest should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including minority interest because it regularly reviews EBITDA including minority interest as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including minority interest for similar purposes.  Tenneco also believes EBITDA including minority interest assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors.  However, the EBITDA including minority interest measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the time period in which they were incurred.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA INCLUDING MINORITY INTEREST (2)
Unaudited

	YTD 2008
	North	Europe	Asia
	America	& SA	Pacific	Total
Net loss				$ (117)

Minority interest				8

Income tax expense				163

Interest expense (net of interest capitalized)				88

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)	$ 24	$ 97	$ 21	142

Depreciation and amortization of other intangibles	79	75	14	168

Total EBITDA including minority interest(2)	$ 103	$ 172	$ 35	$ 310

	YTD 2007
	North	Europe	Asia
	America	& SA	Pacific	Total
Net income				$ 67

Minority interest				8

Income tax expense				22

Interest expense (net of interest capitalized)				112

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)	$ 104	$ 80	$ 25	209

Depreciation and amortization of other intangibles	75	64	11	150

Total EBITDA including minority interest(2)	$ 179	$ 144	$ 36	$ 359
(1) Generally Accepted Accounting Principles

(2) EBITDA including minority interest represents income before interest expense, income taxes, minority interest and depreciation and amortization.  EBITDA including minority interest is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including minority interest calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including minority interest should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including minority interest because it regularly reviews EBITDA including minority interest as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including minority interest for similar purposes.  Tenneco also believes EBITDA including minority interest assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors.  However, the EBITDA including minority interest measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
Unaudited

	YTD 2008				YTD 2007
	EBITDA (3)	EBIT	Net Income (Loss)	Per Share	EBITDA (3)	EBIT	Net Income	Per Share
Earnings Measures	$ 310	$ 142	$ (117)	$ (2.53)	$ 359	$ 209	$ 67	$ 1.42

Adjustments (reflect non-GAAP measures):
Restructuring and restructuring related expenses	16	16	11	0.23	7	7	5	0.11
New aftermarket customer changeover costs (4)	7	7	4	0.09	5	5	3	0.06
Charges related to refinancing activities	-	-	-	-	-	-	4	0.07
Tax Adjustments	-	-	146	3.13	-	-	(8)	(0.18)

Non-GAAP earnings measures	$ 333	$ 165	$ 44	$ 0.92	$ 371	$ 221	$ 71	$ 1.48

					YTD 2008
					North	Europe	Asia
					America	& SA	Pacific	Total
EBIT					$ 24	$ 97	$ 21	$ 142
Restructuring and restructuring related expenses					7	7	2	16
New aftermarket customer changeover costs (4)					7	-	-	7

Adjusted EBIT					$ 38	$ 104	$ 23	$ 165

					YTD 2007
					North	Europe	Asia
					America	& SA	Pacific	Total
EBIT					$ 104	80	$ 25	$ 209
Restructuring and restructuring related expenses					1	6	-	7
New aftermarket customer changeover costs (4)					5	-	-	5

Adjusted EBIT					$ 110	$ 86	$ 25	$ 221
(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the first nine months of 2008 and 2007 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company.  Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.  Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business.  The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3)  EBITDA including minority interest represents income before interest expense, income taxes, minority interest and depreciation and amortization.  EBITDA including minority interest is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including minority interest calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including minority interest should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including minority interest because it regularly reviews EBITDA including minority interest as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including minority interest for similar purposes.  Tenneco also believes EBITDA including minority interest assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors.  However, the EBITDA including minority interest measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the time period in which they were incurred.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES (1)
Unaudited

	Q3 2008
					Revenues
				Substrate	Excluding
				Sales	Currency
		Currency	Revenues Excluding	Excluding Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$ 139	$ -	$ 139	$ -	$ 139
Exhaust	381	-	381	188	193
Total North America Original Equipment	520	-	520	188	332

North America Aftermarket
Ride Control	99	-	99	-	99
Exhaust	43	(1)	44	-	44
Total North America Aftermarket	142	(1)	143	-	143

Total North America	662	(1)	663	188	475

Europe Original Equipment
Ride Control	111	6	105	-	105
Exhaust	370	10	360	126	234
Total Europe Original Equipment	481	16	465	126	339

Europe Aftermarket
Ride Control	59	2	57	-	57
Exhaust	52	2	50	-	50
Total Europe Aftermarket	111	4	107	-	107

South America & India	115	11	104	16	88

Total Europe, South America & India	707	31	676	142	534

Asia	77	6	71	22	49

Australia	51	1	50	4	46

Total Asia Pacific	128	7	121	26	95

Total Tenneco Inc.	$ 1,497	$ 37	$ 1,460	$ 356	$ 1,104

	Q3 2007
					Revenues
				Substrate	Excluding
				Sales	Currency
		Currency	Revenues Excluding	Excluding Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$ 126	$ -	$ 126	$ -	$ 126
Exhaust	476	-	476	245	231
Total North America Original Equipment	602	-	602	245	357

North America Aftermarket
Ride Control	92	-	92	-	92
Exhaust	40	-	40	-	40
Total North America Aftermarket	132	-	132	-	132

Total North America	734	-	734	245	489

Europe Original Equipment
Ride Control	97	-	97	-	97
Exhaust	381	-	381	134	247
Total Europe Original Equipment	478	-	478	134	344

Europe Aftermarket
Ride Control	52	-	52	-	52
Exhaust	56	-	56	-	56
Total Europe Aftermarket	108	-	108	-	108

South America & India	86	-	86	10	76

Total Europe, South America & India	672	-	672	144	528

Asia	99	-	99	33	66

Australia	51	-	51	8	43

Total Asia Pacific	150	-	150	41	109

Total Tenneco Inc.	$ 1,556	$ -	$ 1,556	$ 430	$ 1,126
(1) Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES (1)
Unaudited

	YTD 2008
					Revenues
				Substrate	Excluding
				Sales	Currency
		Currency	Revenues Excluding	Excluding Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$ 372	$ -	$ 372	$ -	$ 372
Exhaust	1,214	2	1,212	597	615
Total North America Original Equipment	1,586	2	1,584	597	987

North America Aftermarket
Ride Control	311	2	309	-	309
Exhaust	122	1	121	-	121
Total North America Aftermarket	433	3	430	-	430

Total North America	2,019	5	2,014	597	1,417

Europe Original Equipment
Ride Control	371	39	332	-	332
Exhaust	1,243	119	1,124	398	726
Total Europe Original Equipment	1,614	158	1,456	398	1,058

Europe Aftermarket
Ride Control	175	16	159	-	159
Exhaust	152	14	138	-	138
Total Europe Aftermarket	327	30	297	-	297

South America & India	317	33	284	44	240

Total Europe, South America & India	2,258	221	2,037	442	1,595

Asia	272	25	247	81	166

Australia	159	15	144	13	131

Total Asia Pacific	431	40	391	94	297

Total Tenneco Inc.	$ 4,708	$ 266	$ 4,442	$ 1,133	$ 3,309

	YTD 2007
					Revenues
				Substrate	Excluding
				Sales	Currency
		Currency	Revenues Excluding	Excluding Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$ 391	$ -	$ 391	$ -	$ 391
Exhaust	1,381	-	1,381	677	704
Total North America Original Equipment	1,772	-	1,772	677	1,095

North America Aftermarket
Ride Control	300	-	300	-	300
Exhaust	115	-	115	-	115
Total North America Aftermarket	415	-	415	-	415

Total North America	2,187	-	2,187	677	1,510

Europe Original Equipment
Ride Control	311	-	311	-	311
Exhaust	1,174	-	1,174	418	756
Total Europe Original Equipment	1,485	-	1,485	418	1,067

Europe Aftermarket
Ride Control	152	-	152	-	152
Exhaust	160	-	160	-	160
Total Europe Aftermarket	312	-	312	-	312

South America & India	237	-	237	29	208

Total Europe, South America & India	2,034	-	2,034	447	1,587

Asia	254	-	254	89	165

Australia	144	-	144	20	124

Total Asia Pacific	398	-	398	109	289

Total Tenneco Inc.	$ 4,619	$ -	$ 4,619	$ 1,233	$ 3,386
(1) Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

ATTACHMENT 2
TENNECO INC.
RECONCILIATION OF NON-GAAP MEASURES (7)
Debt net of cash / Adjusted EBITDA including minority interest - 12 months

		Quarter Ended September 30

		2008		2007

Total debt		$ 1,524		$ 1,536

Cash and cash equivalents		127		203

Debt net of cash balances (1)		1,397		1,333

Adjusted EBITDA including minority interest (2) (3)		449		460

Ratio of net debt to adjusted EBITDA including minority interest (4)		3.1x		2.9x

	Q4 07	Q1 08	Q2 08	Q3 08	Q3 08 LTM

Net income (loss)	(72)	6	13	(136)	(189)

Minority interest	2	3	2	3	10

Income tax expense	61	5	27	131	224

Interest expense (net of interest capitalized)	52	25	33	30	140

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)	43	39	75	28	185

Depreciation and amortization of other intangibles	55	55	57	56	223

Total EBITDA including minority interest (2)	98	94	132	84	408

Restructuring and restructuring related expenses	18	4	6	6	34

New Aftermarket customer changeover costs (5)	-	-	7	-	7

Total Adjusted EBITDA including minority interest(3)	116	98	145	90	449

	Q4 06	Q1 07	Q2 07	Q3 07	Q3 07 LTM

Net income	15	5	41	21	82

Minority interest	2	2	2	4	10

Income tax expense (benefit)	(12)	2	20	-	10

Interest expense (net of interest capitalized)	34	40	40	32	146

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)	39	49	103	57	248

Depreciation and amortization of other intangibles	48	48	50	52	198

Total EBITDA including minority interest (2)	87	97	153	109	446

Restructuring and restructuring related expenses	6	2	2	3	13

New Aftermarket customer changeover costs (5)	-	-	-	5	5
Pension Curtailment (6)	(7)	-	-	-	(7)
Reserve for receivables from former affiliate	3	-	-	-	3

Total Adjusted EBITDA including minority interest(3)	89	99	155	117	460
(1) Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for- dollar basis.

(2) EBITDA including minority interest represents income before interest expense, income taxes, minority interest and depreciation and amortization.  EBITDA including minority interest is not a calculation based upon generally accepted accounting principles.  The amounts included in the EBITDA including minority interest calculation, however, are derived from amounts included in the historical statements of income data.  In addition, EBITDA including minority interest should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Tenneco has presented EBITDA including minority interest because it regularly reviews EBITDA including minority interest as a measure of the company's performance.  In addition, Tenneco believes its investors utilize and analyze our EBITDA including minority interest for similar purposes.  Tenneco also believes EBITDA including minority interest assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors.  However, the EBITDA including minority interest measure presented may not always be comparable to similarly titled measures reported by may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) Adjusted EBITDA including minority interest is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Similar adjustments to EBITDA including minority interest have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(4) Tenneco presents the above reconciliation of the ratio of debt net of cash to annual adjusted EBITDA including minority interest to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, annual adjusted EBITDA including minority interest is used as an indicator of the company's performance and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (2) and (3) for a description of the limitations of using debt net of cash, EBITDA including minority interest and adjusted EBITDA including minority interest.

(5) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above those changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

(6) In August 2006, we announced that we were freezing future accruals under our U.S. defined benefit pension plans for substantially all our U.S. salaried and non-union hourly employees effective December 31, 2006. In lieu of those benefits, we are offering additional benefits under defined contribution plan.

(7) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

CONTACT:
Tenneco Inc.
Jane Ostrander
Media Relations
847 482-5607
jostrander@tenneco.com
or
Leslie Hunziker
Investor Relations
847 482-5042
lhunziker@tenneco.com